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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Vishal Makhijani
Inktomi Corp.
650-653-2800
vishalm@inktomi.com




           INKTOMI CORPORATION PRICES PUBLIC OFFERING OF COMMON STOCK


FOSTER CITY, CALIF., OCT. 31, 2001 - Inktomi Corp., (NASDAQ: INKT), developer of scalable network infrastructure software, today announced that it has priced its public offering of 12,500,000 shares of its common stock at $4.25 per share. The shares are being offered under Inktomi's shelf registration statement that was filed with the Securities and Exchange Commission on August 16, 2001 and declared effective on August 28, 2001. The offering is being underwritten by Merrill Lynch & Co. and Thomas Weisel Partners. The Company may sell an additional 1,875,000 shares in the offering at the public offering price specified above pursuant to an over-allotment option granted to the underwriters of the offering. Inktomi intends to use the net proceeds from the offering for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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